Filed Pursuant to Rule 424(b)(7)
Registration No. 333-282491
PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated October 15, 2024)
4,146,250 Common Shares
Offered by the Selling Shareholders
This prospectus supplement No. 2 (“Prospectus Supplement No. 2”) supplements the prospectus dated October 15, 2024 included in the Registration Statement on Form S-3 (No. 333-282491), as supplemented by the prospectus supplement dated January 10, 2025 (collectively, the “Prospectus”), covering the resale by the selling shareholders named in the Prospectus of 4,146,250 of our common shares issued or issuable upon the exercise of certain Warrant Certificates with an exercise price of $1.57 per share (the “Warrants”).
The purpose of this Prospectus Supplement No. 2 is solely to supplement and update the “Selling Shareholders” table in the Prospectus to reflect the transfer of Warrants to purchase 296,250 common shares from Jermyn Street Capital LLC to Inotiv Lending SPV, LLC for no consideration on July 11, 2025.
This Prospectus Supplement No. 2 is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement No. 2 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 2 supersedes information contained in the Prospectus.
Our common shares are traded on The Nasdaq Capital Market under the symbol “NOTV.” On July 17, 2025, the last reported sale price of our common shares was $1.77 per share.
Investing in our securities involves risks. See “Risk Factors” on page 4 of the prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 18, 2025

SELLING SHAREHOLDERS
The “Selling Shareholders” table in the Prospectus is hereby amended by removing the following row and related footnote:

	Number of Common Shares Beneficially Owned Prior to this Offering		Number of Common Shares Being Offered(5)	Number of Common Shares Beneficially Owned After this Offering
Selling Shareholder(s)	Number	Percentage		Number	Percentage
Jermyn Street Capital LLC (3)	296,250	0.8%	296,250	—	—
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(3)Scott Cragg is the sole Manager of Jermyn Street Capital LLC.
The “Selling Shareholders” table in the Prospectus is hereby further amended by adding the following row and related footnote:

	Number of Common Shares Beneficially Owned Prior to this Offering		Number of Common Shares Being Offered(5)	Number of Common Shares Beneficially Owned After this Offering
Selling Shareholder(s)	Number	Percentage		Number	Percentage
Inotiv Lending SPV, LLC (3)	296,250	0.8%	296,250	—	—
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(3)Scott Cragg is the sole manager of Inotiv Lending SPV, LLC